Exhibit 4.3

SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 27, 2003, among the Mohegan Basketball Club, LLC (the “Subsidiary Guarantor”), a subsidiary of the Mohegan Tribal Gaming Authority (or its permitted successor), (the “Authority”), the Authority, the other Subsidiary Guarantors (as defined in the Indenture referred to herein) and Wachovia Bank, National Association (f/k/a First Union National Bank), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Authority has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of March 3, 1999 providing for the issuance of an aggregate principal amount of up to $200,000,000 of 8 1/8% Senior Notes due 2006 (the “Senior Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Authority’s Obligations under the Senior Notes and the Indenture on the terms and conditions set forth herein (the “Senior Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    INDENTURE PROVISION PURSUANT TO WHICH GUARANTEE IS GIVEN. This Supplemental Indenture is being executed and delivered pursuant to Section 4.20 of the Indenture.

3.    AGREEMENT TO GUARANTEE. The Subsidiary Guarantor hereby agrees as follows:

(a)    The Subsidiary Guarantor, jointly and severally with all other

Subsidiary Guarantors, if any, unconditionally guarantees to each Holder of a Senior Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Senior Notes or the obligations of the Authority hereunder or thereunder, that:

(i)    the principal of and interest on the Senior Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Senior Notes, if any, if lawful, and all other obligations of the Authority to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)    in case of any extension of time of payment or renewal of any Senior Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately.

Notwithstanding the foregoing, in the event that this Subsidiary Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Subsidiary Guarantor under this Supplemental Indenture and its Senior Subsidiary Guarantee shall be limited to such amount as will not, after giving effect thereto, and to all other liabilities of the Subsidiary Guarantor, result in such amount constituting a fraudulent transfer or conveyance.

4.    EXECUTION AND DELIVERY OF SENIOR SUBSIDIARY GUARANTEES

(a)    To evidence its Senior Subsidiary Guarantee set forth in this Supplemental Indenture, the Subsidiary Guarantor hereby agrees that a notation of such Senior Subsidiary Guarantee substantially in the form of Annex A hereto shall be endorsed by an officer of such Subsidiary Guarantor on each Senior Note authenticated and delivered by the Trustee after the date hereof.

(b)    Notwithstanding the foregoing, the Subsidiary Guarantor hereby agrees that its Senior Subsidiary Guarantee set forth herein shall remain in full force and effect notwithstanding any failure to endorse on each Senior Note a notation of such Senior Subsidiary Guarantee.

(c)    If an officer whose signature is on this Supplemental Indenture or on the Senior Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Senior Note on which a Senior Subsidiary Guarantee is endorsed, the Senior Subsidiary Guarantee shall be valid nevertheless.

(d)    The delivery of the Senior Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Senior Subsidiary Guarantee set forth in this Supplemental Indenture on behalf of the Subsidiary Guarantor.

(e)    The Subsidiary Guarantor hereby agrees that its obligations hereunder shall be unconditional, regardless of the validity, regularity or enforceability of the Senior Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Senior Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Authority, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f)    The Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Authority, any right to require a proceeding first against the Authority, protest, notice and all demands whatsoever and covenants that its Senior Subsidiary Guarantee made pursuant to this Supplemental Indenture will not be discharged except by complete performance of the obligations contained in the Senior Notes and the Indenture or pursuant to Section 5(b) of this Supplemental Indenture.

(g)    If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Supplemental Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then, and in every such case, subject to any determination in such proceeding, the Subsidiary Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Subsidiary Guarantor, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

(h)    The Subsidiary Guarantor hereby waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Authority or any other Subsidiary Guarantor as a result of any payment by such Subsidiary Guarantor under its Senior Subsidiary Guarantee. The Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand:

(i)    the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Senior Subsidiary Guarantee made pursuant to this Supplemental Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby; and

(ii)    in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of the Senior Subsidiary Guarantee made pursuant to this Supplemental Indenture.

(i)    The Subsidiary Guarantor shall have the right to seek contribution from any other non-paying Subsidiary Guarantor, if any, so long as the exercise of such right does not impair the rights of the Holders under the Senior Subsidiary Guarantee made pursuant to this Supplemental Indenture.

(j)    The Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Indenture or this Senior Subsidiary Guarantee; and the Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

5.    SUBSIDIARY GUARANTOR MAY CONSOLIDATE, ETC. ON CERTAIN TERMS

(a)    Nothing contained in the Indenture, this Supplemental Indenture or in the Senior Notes shall prevent any consolidation or merger of the Subsidiary Guarantor with or into the Authority or any other Subsidiary Guarantor or shall prevent any transfer, sale or conveyance of the property of the Subsidiary Guarantor as an entirety or substantially as an entirety, to the Authority or any other Subsidiary Guarantor.

(b)    Except as set forth in Article 5 of the Indenture, upon the sale or disposition of all of the Capital Stock of the Subsidiary Guarantor by the Authority or a Subsidiary of the Authority, or upon the consolidation or merger of the Subsidiary Guarantor with or into any Person, or if a Subsidiary Guarantor is designated as an Unrestricted Subsidiary, or the sale of all or substantially all of the assets of the Subsidiary Guarantor (in each case, other than with or to an Affiliate of the Authority), or upon a legal defeasance or covenant defeasance of the Notes, such Subsidiary Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under this Senior Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder if no Default shall have occurred and be continuing; provided that in the event of an Asset Sale, the Net Cash Proceeds therefrom are treated in accordance with Section 4.10 of the Indenture and provided further that in the event of a redesignation of a Subsidiary, that the transaction is in compliance with Section 4.07 of the Indenture. Except with respect to transactions set forth in the preceding sentence, the Authority and the Subsidiary Guarantor covenant and agree that upon any such consolidation, merger or transfer of assets, the performance of all covenants and conditions of this Supplemental Indenture to be performed by such Subsidiary Guarantor shall be expressly assumed by supplemental indenture satisfactory in form to the Trustee, by the corporation formed by such consolidation, or into which the Subsidiary Guarantor shall have merged, or by the corporation which shall have acquired such property. Upon receipt of an Officer’s Certificate of the Authority or the Subsidiary Guarantor, as the case may be, to the effect that the Authority or such Subsidiary Guarantor has complied with the first sentence of this Section 5(b), the Trustee shall execute any documents reasonably requested by the Authority or the Subsidiary Guarantor, at the cost of the Authority or such Subsidiary Guarantor, as the case may be, in order to evidence the release of such Subsidiary Guarantor from its obligations under its Senior Subsidiary Guarantee endorsed on the Senior Notes and under the Indenture and this Supplemental Indenture.

6.    NEW YORK LAW TO GOVERN. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

7.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not effect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: January 27, 2003

MOHEGAN BASKETBALL CLUB, LLC

By:	/s/ JEFFREY E. HARTMANN
Name: Title:	Jeffrey E. Hartmann Manager and Vice President

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ MARK F. BROWN
Name: Title:	Mark F. Brown Chairman, Management Board

WACHOVIA BANK, NATIONAL ASSOCIATION (f/k/a FIRST UNION NATIONAL BANK), as Trustee

By:	/s/ TIMOTHY DONMOYER
Authorized Signatory N.E. Manager of Bond Administration

NOTATION OF SUBSIDIARY GUARANTEE ON SENIOR NOTE

Each Subsidiary Guarantor (as defined in the Indenture) has jointly and severally unconditionally guaranteed (a) the due and punctual payment of the principal of, premium, if any, and interest on the Senior Notes, whether at maturity or an Interest Payment Date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal and premium of, and interest, to the extent lawful, on the Senior Notes and (c) that in case of any extension of time of payment or renewal of any Senior Notes or any of such other obligations, the same will be promptly paid in full when due in accordance with the terms of the extension of renewal, whether at stated maturity, by acceleration or otherwise.

Notwithstanding the foregoing, in the event that the Senior Subsidiary Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Subsidiary Guarantor under its Senior Subsidiary Guarantee shall be limited to such amount as will not, after giving effect thereto, and to all other liabilities of the Subsidiary Guarantor, result in such amount constituting a fraudulent transfer or conveyance.

The Senior Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Senior Note upon which the Senior Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual or facsimile signature of one of its authorized officers.

Dated: January 27, 2003

MOHEGAN BASKETBALL CLUB, LLC

By:	/s/ JEFFREY E. HARTMANN
Name: Title:	Jeffrey E. Hartmann Manager and Vice President